Exhibit 3.1

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WOODWARD, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF APRIL,

A.D. 2026, AT 12:14 O`CLOCK P.M.

831266 8100 Authentication: 203723666

SR# 20261930429 Date: 04-22-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:14 PM 0412112026

FILED 12:14 PM 04/2112026

SR 20261930429 - File Number 831266

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

WOODWARD, INC.

(a Delaware Corporation)

Woodward, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL") (such corporation, the "Corporation"), hereby certifies as follows:

1. This Certificate of Amendment has been duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendments set forth herein and directing that such amendments be submitted to the stockholders of the Corporation for their approval, and the amendments were thereafter duly adopted by the stockholders of the Corporation at the Corporation's Annual Meeting of Stockholders held on January 28, 2026.

2. The Certificate of Incorporation is hereby amended as follows:

A.
Article FIFTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

"FIFTH. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation shall be required (i) for the adoption of any amendment, alteration, change or repeal of any provision of this Certificate of Incorporation, (ii) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation,

(iii) to authorize any sale. lease or exchange of all or substantially all of the assets of the Corporation, or (iv) to authorize the dissolution of the Corporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement to which the Corporation is a party."

B.
Article SIXTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

"SIXTH. [Reserved]"

Exhibit 3.1

C.
Article SEVENTH, paragraph B, of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

"B. The Board of Directors shall have concurrent power with the stockholders to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that no By-Law may be adopted by the stockholders which shall impair or impede the power of the Board of Directors under paragraph A of this Article SEVENTH.

3. This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its duly authorized officer April 21, 2026.

WOODWARD, INC.

By: /s/ Karrie Bem

Name: Karrie Bem

Title: Executive Vice President, General counsel, Corporate Secretary, and Chief Compliance Officer

Exhibit 3.1